Exhibit 99.1

FOR IMMEDIATE RELEASE

Volt Information Sciences Announces Nomination of New Independent Directors for Election to the Board

NEW YORK, NY, February 24, 2017 – Volt Information Sciences, Inc. (“Volt” or “the Company”) (NYSE-MKT:VISI), an international provider of staffing services, today announced that William J. Grubbs, President and CEO of Cross Country Healthcare (Nasdaq:CCRN), and Arnold Ursaner, the founder of independent securities research firm CJS Securities, have been nominated to stand for election to the Company’s Board of Directors at the 2017 Annual Meeting of Shareholders. Volt also announced that current Director, John Rudolf, has retired from the board effective February 23, 2017, and Bill Grubbs has been appointed to fill the vacancy. In addition, current Director James Boone will be stepping down in June.

“We are very pleased to announce the immediate addition of Bill Grubbs to our board and the nomination of Bill and Arnie as independent directors,” said Chairman Dana Messina. “Bill is a seasoned executive with a proven track record in the staffing services industry that will prove valuable as the Company focuses intensely on its continued turnaround initiatives and growth opportunities. Arnie has had a long and successful career on Wall Street as a business services research analyst and investor, and will bring to the board his significant financial markets experience, investment acumen, and investor and market perspective. With these two additions, the collective skill set of Volt’s board has been further enhanced and we look forward to capitalizing on this as we continue to position the Company for growth and create value for our shareholders. On behalf of my colleagues on the board and senior management, we look forward to working with Bill and Arnie as we pursue our growth and profit objectives.”

CEO and director Michael Dean, commenting on John Rudolf’s decision to step down, stated, “John has been a positive catalyst for change at Volt. His involvement two years ago came at a critical time for the Company and proved invaluable to helping create a board dedicated to growing revenue and future profitability, the keystones to enhancing shareholder value. Jim Boone has been a tireless advocate for Volt and its shareholders, and we appreciate his many contributions.” Mr. Messina added, “The board extends its sincere gratitude to both John and Jim for their outstanding service. All of us have been honored to serve along-side them and wish them the best in their future endeavors.”

John Rudolf commented, “I am pleased at the significant progress that has been made over the past nearly two years in the turnaround effort led by the new management team and new board. Challenges and much work still remain to achieve the goals for the success of all of Volt’s stakeholders: shareholders, employees, customers, the management team and the board. The progress achieved to date allows me to step down from the board so that I can devote more time to my other business and personal and family activities, which I know is true for Jim as well. The addition of the significant talent and skill sets of Bill Grubbs and Arnie Ursaner is very timely as the Company moves into the next stage of its turnaround, and I am confident their addition will benefit all shareholders.”

Jim Boone added, “Volt has made excellent progress on its strategic efforts. A lot of work by everyone has gone into building a foundation for future success. I take pride in having been part of a board that put in place a new management team that has created a renewed spirit and a positive, growth-oriented culture at Volt. I look forward to the Company’s continued success.”

Bill Grubbs brings more than 30 years of experience to the Company and currently serves as President, Chief Executive Officer and a director of Cross Country Healthcare, a Nasdaq-listed company that specializes in healthcare workforce solutions. Prior to this, Mr. Grubbs was Executive Vice President and Chief Operating Officer of Trueblue, Inc., a leading provider of specialized workforce solutions, and also held various senior executive positions with staffing services provider, SFN Group, Inc., including Executive Vice President and Chief Operating Officer.

Arnie Ursaner has over 35 years of broad investment industry experience with senior positions at Bear Stearns, First Boston and Smith Barney. Mr. Ursaner was the founder and president of CJS Securities, Inc. In this capacity, he oversaw the strategy and growth of the company, which specialized in providing in-depth, fundamental research on small and mid-cap companies. He was awarded the Best on the Street Award for General Industrial Services in 2003, Best on the Street Award for Business Services in 2006 and the Wall Street Journal Starmine award for #1 Rated Analyst in Business and Industrial Services.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is a global provider of staffing services (traditional time and materials-based as well as project-based), managed service programs and technology outsourcing services. Our staffing services consists of workforce solutions that include providing contingent workers, personnel recruitment services, and managed services programs supporting primarily professional administration, technical, information technology, light-industrial and engineering positions. Our managed service programs consist of managing the procurement and on-boarding of contingent workers from multiple providers. Our technology outsourcing services provide pre and post production development, testing and customer support to companies in the mobile, gaming, and technology devices industries. In addition, we provide information technology infrastructure services which provide server, storage, network and desktop IT hardware maintenance, data center and network monitoring and operations. Our complementary businesses offer customized talent, technology and consulting solutions to a diverse client base. Volt services global industries including aerospace, automotive, banking and finance, consumer electronics, information technology, insurance, life sciences, manufacturing, media and entertainment, pharmaceutical, software, telecommunications, transportation, and utilities. For more information, visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to a number of known and unknown risks, including, among others, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, and the degree of success of business improvement initiatives that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in company reports filed with the Securities and Exchange Commission. Copies of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, are available without charge upon request to Volt Information Sciences, Inc., 1133 Avenue of the Americas, New York, New York 10036, Attention: Shareholder Relations, 212-704-7921. These and other SEC filings by the Company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investor & Governance section.

Additional Information and Where to Find It

Although not intended to so constitute, the foregoing may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders for the Company’s 2017 Annual Meeting. The Company will file with the U.S. Securities and Exchange Commission (the “SEC”) and make available to its shareholders a proxy statement containing information about the Company, its directors, nominees and certain executive officers and the matters to be considered at the 2017 Annual Meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will also be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge at the SEC’s website (http://www.sec.gov) and at the Company’s website (www.volt.com). Shareholders will be able to obtain printed copies of these documents without charge by requesting them online (www.volt.com) or in writing from the Volt Information Sciences, Inc., 2401 N. Glassell Street, Orange, California 92865; Attention: Corporate Secretary.

The Company, its directors, nominees and certain executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the 2017 Annual Meeting. Additional information regarding the interests of such potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the Company’s proxy statement to be filed with the SEC in connection with the 2017 Annual Meeting. This information can also be found in the Company’s proxy statement for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on February 29, 2016. To the extent that holdings of the Company’s securities have changed since the amounts printed in the proxy statement for its 2016 Annual Meeting of Shareholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Mr. Grubbs, who has been nominated by the board to stand for election as a director at the 2017 Annual Meeting, does not own any shares of the Company’s common stock.

Investor Contacts:

Volt Information Sciences, Inc.

voltinvest@volt.com

Lasse Glassen

Addo Investor Relations

lglassen@addoir.com

424-238-6249